Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Post-Effective Amendment No. 1 To Form S-8 of VOIS, Inc. (“the Company”) of our report dated November 22, 2011, with respect to the balance sheets at September 30, 2011 and 2010, and the related statements of operations, changes in shareholders’ equity and cash flows for the Company for the years then ended included in the Company’s Annual Report on Form 10-K.

We also consent to the incorporation by reference of these financial statements by the Company into registration statements filed on Form S-8 filed on June 11, 2009, December 3, 2012 and March 13, 2013. These previously filed registration statements are incorporated by reference by the Company in this registration statement.

/s/ SHERB & CO., LLP
SHERB & CO., LLP
Certified Public Accountants

Boca Raton, Florida
September 9, 2013